Exhibit 5.2

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 199 Bay Street Suite 4000, Commerce Court West Toronto, ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

October 26, 2021

Algonquin Power & Utilities Corp.
354 Davis Road
Oakville, ON L6J 2X1
Canada

Re:	Consent regarding Registration Statement on Form F-10 for Algonquin Power & Utilities Corp.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Algonquin Power & Utilities Corp. (the “Registrant”) in connection with the registration statement on Form F-10 (the “Registration Statement”) filed by the Registrant on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

We acknowledge that we are referred to on the cover page and under the headings “Certain Canadian Federal Income Tax Considerations”, “Interests of Experts”, “Eligibility for Investment”, “Documents Filed as Part of the Registration Statement” and “Enforcement of Certain Civil Liabilities” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

(signed) “Blake, Cassels & Graydon LLP”